EXHIBIT 99.1

Synthesis Energy Systems Reports Fiscal 2018 Third Quarter Financial Results

HOUSTON, May 14, 2018 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (NASDAQ:SES), a global leader in the clean and efficient production of low-cost synthesis gas for high value energy and chemical products, today reported financial results for its fiscal 2018 third quarter ended March 31, 2018.

“This was a good past quarter where we have been focused on generating financial results. We continue to advance our global initiatives, grow our existing assets, and move closer to securing new orders for our technology and equipment in Australia and Poland. We are pleased to report increasing revenues of $800,000 for our fiscal third quarter, and a reduction in G&A expenses of $2.5 million over the comparable nine-month period ending March 31st of the prior fiscal year,” said DeLome Fair, SES’s president and CEO.

“Our Australian business platform, Australian Future Energy (AFE), is concentrating its efforts and resources on closing its A$15 million capital raise. AFE anticipates completing definitive agreements soon for a significant portion of the capital raise, along with product off-take commitments for the first project. The proceeds from this capital raise are earmarked to advance AFE’s projects into engineering and construction, which is expected to result in SES receiving payments related to our existing Technology License Agreement with AFE. Under the terms of this agreement, SES will receive license and Process Design Package fees, paid at agreed milestones over the engineering, construction, and initial operating period based on the expected syngas production capacity of the first AFE project. During the construction phase, AFE would additionally purchase the required SGT proprietary equipment from SES,” continued Ms. Fair.

“We are excited to report that our Poland business platform, SES EnCoal Energy (SEE), is gaining significant traction and attention. With our partners, we’ve increased the profile of the SEE JV and introduced our technology to the market with a successful media launch that generated additional exposure and awareness in Poland. Additionally, our partners and senior management team have held productive meetings with government officials, as well as U.S. agency liaisons to Poland. This groundwork has increased the number of clean energy project opportunities the SEE team is pursuing,” said Ms. Fair. “Poland’s Institute of Coal Chemistry’s study, sponsored by customer TAURON Wytwarzanie S. A., one of Poland’s largest energy companies, was successfully completed in March. The results have shown that conversion of TAURON’s 200MW power boiler utilizing SGT Technology can be both economically attractive and environmentally beneficial, and that it is an ideal solution capable of meeting EU and IED targets. Based on the results of the study, TAURON is pushing forward with development of the project, and has engaged a large Polish EPC as its owner’s engineer for the project. The engineer has been tasked to validate and refine the Institute’s cost estimate, which will include site-related costs, as well as an initial assessment for a second phase of the project. This work is expected to be completed within the next several months, after which time TAURON is expected to approve the tendering of the detailed design and construction of the project. The required definitive agreements with SES are in progress in parallel with this work.

“We continue to be impressed with the steadily increasing performance of Batchfire Resources, in which we hold an 11.4% ownership position. The Callide mine is producing and selling coal at a rate of approximately 10 million metric tons per year, and benchmark prices for Newcastle thermal coal remain attractive. Also, according to Batchfire, the Asian market is growing ever more receptive of Callide coal because of its good environmental performance, due to its very low sulfur content, and because many of the power plants using Callide coal are experiencing energy savings related to lower coal pulverizing costs. We believe our ownership position in Batchfire is currently our most significant asset and we look forward to seeing this value realized, once Batchfire begins to generate regular dividends to its shareholders,” continued Ms. Fair.

“We completed our package of engineering deliverables to advance the technical and commercial steps to make proposals for multiple identified prospective MXCOL®-SES Direct Reduced Iron (DRI) projects in India with our global DRI partner, Midrex. Midrex is putting the finishing touches on the study, in order to share the results with multiple potential customers in India,” said Ms. Fair.

“Our installed base of commercial-scale gasification systems in China continues to report excellent operations, which provides confidence to our partners and customers outside of China who are planning projects using our technology. We have multiple SGT systems operating in China that continue to demonstrate reliability and availability performance which is best in class for the gasification industry. As an example, the Aluminum Corporation of China (CHALCO) plant in Zibo City, Shandong Province, with two SGT gasification systems has reported operations for more than 330 days in 2017 for each of their two gasification systems. In addition, the CHALCO plant in Henan Province, with four SGT systems, recently completed an outstanding 429 days of continuous syngas generation.  This is made even more impressive since it was the first run of the facility after initial commissioning and startup. Our joint venture project in Yima is also showing improvement, generating 73,400 TPD of methanol this quarter, one of their best quarters to date, achieving 86% of the targeted annualized production. We believe this operating performance is a testament to SGT’s robust and flexible design. Superior economics with best-in-class operating reliability, combined with low-cost feedstocks and responsible environmental performance, is a big advantage of our technology,” concluded Ms. Fair.

Fiscal Third Quarter 2018 Operations Update

Australian Future Energy Pty Ltd (AFE) – SES’s pre-raise ownership position is approximately 39% of this SGT Australian platform company

Two Queensland SGT projects and the 270MM metric ton Pentland coal resource, with a total planned investment of approximately A$1.7B, are in initial development. AFE believes it is on target to complete definitive agreements for the A$15 million capital raise soon. The funds are earmarked to complete the next phase of project development for the three projects.

SES EnCoal Energy sp. z o.o. (SEE) – SES’s ownership position is 50% of this SGT Polish platform company

In February, SES, TAURON Wytwarzanie S. A., and SEE announced the execution of a Letter of Intent to develop Poland’s first SGT facility. TAURON contracted Poland’s Institute of Coal Chemistry to complete a detailed preliminary design assessment and economic study for the conversion of its initial 200MW conventional power boiler to clean syngas.  Based on the results of the study, completed successfully in March and underway since September 2017, TAURON is pushing forward with development of the project. TAURON has engaged a large Polish EPC as its owner’s engineer for the project. The engineer is tasked to validate and refine the Institute’s cost estimate, which will include site-related costs, as well as complete an initial assessment for a second phase of the project.

Batchfire Resources Pty LTD – SES’s ownership position is 11.4% of this AFE spin-off company that operates the Callide Mine

In January, SES welcomed the Queensland (Australia) Minister for Natural Resources, Mines and Energy’s approval of Batchfire Resources’ mining lease application through to 2043 for Callide coal mine’s Boundary Hill South Project.

Batchfire’s leadership continues to manage the Callide operation responsibly, with an expected production run rate of 10MM metric tons annually. Domestic Australian sales account for up to approximately 6.5 million metric tons per annum, used primarily for power generation and alumina refining, with the balance of production sold to Asian markets.  Batchfire management reports that demand for Callide coal in Asia is increasing. According to Batchfire, the Callide mining tenure extends across 180 square kilometers and contains an estimated coal resource of up to 1.7B metric tons.

India

SES completed a package of engineering deliverables for the combined first-in-class MXCOL®-SES Direct Reduced Iron (DRI) facility/gasification island program with its global DRI partner, Midrex, a subsidiary of Kobe Steel, Ltd. Midrex is finishing the full study and will be sharing the results with multiple customers for specific prospective opportunities in India.

Brazil

SES’s clean energy technology remains under consideration and is being evaluated for the US$1.7 billion substitute natural gas (SNG) project by Copelmi Mineração Ltda. Vamtec has indicated publicly that it intends to use SGT for its planned US $500MM coal-to-methanol gasification plant. Both facilities are to be located in Brazil’s southern state of Rio Grande do Sul.

China

China resources remain focused on deriving revenues from self-funding China operations. The coal-to-methanol plant of the Yima Joint Venture, in which SES holds a 25% ownership, continues to show operational improvement. The Yima JV has agreed to pay an additional 12MM Yuan (approximately $1.9MM) in the 2018 calendar year. The JV made payments of 2MM Yuan (approximately $316,000) in March and 2MM Yuan (approximately $316,000) in April, following the approximately 2.15MM Yuan (approximately $342,000) previously reported.

SES’s 25%-owned Chinese joint venture, Tianwo-SES Clean Energy Technologies Co., Ltd., continues to work towards advancing SGT projects in China, where SES has successfully commercialized five plants with 12 systems.

Corporate News

In March, SES appointed Mr. Robert F. Anderson to its Board of Directors. Mr. Anderson brings to SES an extensive commercial and transactional background in the international electric power business, having led global sales teams for GE Corporation for 35 years, prior to his retirement in 2017 and, prior to GE, having grown the brand of Stewart & Stevenson.

In March, the Board of Directors of SES’s Australian platform business, AFE, appointed Mr. Kerry Parker as Chief Executive Officer of AFE. For the past two decades of his nearly 30-year career, Mr. Parker, a chartered accountant by background, has led and managed finance and commercial operations along with significant operational experience in a number of major companies in Australia’s resources sector. Mr. Parker previously served as CFO of AFE, since joining the Company in March 2017.

Fiscal Third Quarter 2018 Financial Results (Unaudited)

Three Months Ended March 31, 2018 (“Current Quarter”) Compared to the Three Months Ended March 31, 2017 (“Comparable Quarter”)

Total revenue was $0.8 million for the Current Quarter as compared to $22,000 for the Comparable Quarter. The increase was primarily due to $0.6 million of payments of past due invoices related to technical consulting and engineering services provided to our Yima Joint Venture during the construction and commissioning period, and $0.2 million from a third-party customer related to their feasibility study. The $22,000 revenue for the Comparable Quarter was related to an engineering study for a third-party customer.

Total costs of sales and plant operating expenses was $0.2 million for the Current Quarter as compared to $20,000 for the Comparable Quarter. The increase was primarily due to the costs of technical consulting and engineering services provided to a third-party customer’s feasibility study.

General and administrative expenses was $1.5 million in the Current Quarter compared with $2.2 million for the Comparable Quarter. The $0.7 million decrease was due primarily to the reduction of employee related compensation costs, professional fees and other general and administrative expenses.

Interest expense was $0.3 million for the Current Quarter as compared to zero for the Comparable Quarter, which was primarily due to the interest paid to the Debenture investors and the amortization of the debt discount and debt issuance costs for the Current Quarter.

The net gain on fair value adjustments of derivative liabilities was approximately $34,000 for the Current Quarter compared with zero for the Comparable Quarter, which resulted from the lower fair market value for our warrants issued to the Debenture investors and the placement agent as of March 31, 2018 versus the fair market value as of December 31, 2017. The change in the derivative liabilities was primarily due to the 5.6% decline in the Company’s stock price during the Current Quarter.

The Company's operating loss for the Current Quarter was $1.3 million versus an operating loss of $2.7 million for the Comparable Quarter. The decrease in operating loss was primarily due to a reduction in general administrative expenses during the Current Quarter.

The net loss attributable to stockholders for the Current Quarter was $1.5 million, or $0.13 per share, versus a loss of $2.7 million, or $0.24 per share, for the Comparable Quarter.

As of March 31, 2018, the Company had cash and cash equivalents of $8.6 million and working capital of $8.5 million.

Nine Months Ended March 31, 2018 (“Current Period”) Compared to the Nine Months Ended March 31, 2017 (“Comparable Period”)

Total revenue was $1.2 million for the Current Period as compared to $27,000 for the Comparable Period. The increase was primarily due to $0.6 million of payments of past due invoices related to technical consulting and engineering services provided to our Yima Joint Venture during the construction and commissioning period, $0.2 million related to our collection of past due invoice from our Tianwo-SES Joint Venture prior to the transfer of shares, $0.1 million related to services provided to AFE and $0.3 million from a third-party customer related to their feasibility study. The $27,000 revenue for the Comparable Period was related to an engineering study for a third-party customer.

Total costs of sales and plant operating expenses was $0.4 million for the Current Period as compared to $22,000 for the Comparable Period. The increase was primarily due to the costs of technical consulting and engineering services provided to a third-party customer in the amount of $0.2 million and $0.2 million in costs related to our Yima Joint Venture, Tianwo-SES Joint Venture and AFE. The $22,000 costs of sales during the Comparable Period resulted from costs incurred for engineering services for a customer.

General and administrative expenses was $4.4 million in the Current Period compared with $6.9 million for the Comparable Period. The $2.5 million decrease was due primarily to the reduction of employee related compensation costs, professional fees and other general and administrative expenses.

Interest expense was $0.6 million for the Current Period as compared to zero for the Comparable Period, which was primarily due to the interest paid to the Debenture investors and the amortization of the debt discount and debt issuance costs for the Current Period.

The net gain on fair value adjustments of derivative liabilities was approximately $0.5 million for the Current Period compared with zero for the Comparable Period, which resulted from the lower fair market value for warrants issued to the debentures investors and the placement agent as of March 31, 2018 versus the fair market value as of the issuance date of October 24, 2017. The change in the derivative liabilities was primarily due to the 18.3% decline in the Company’s stock price during the Current Period.

The other gain was $1.7 million for the Current Period as compared to zero for the Comparable Period, which was primarily due to the restructuring of the Tianwo-SES Joint Venture. The Tianwo-SES Joint Venture is accounted for under the equity method.  The Company’s contribution in the formation of the venture was the TUCA, which is an intangible asset granting certain exclusive rights to our gasification technology.  As such, the Company did not record a carrying value of the investment in the Tianwo-SES Joint Venture at the inception of the venture. In August 2017, the Company entered into a Restructuring Agreement and received $1.7 million related to its transfer of ownership, reducing its ownership from 35% to 25% and final transfer and registration of shares with local government authorities was completed in December 2017. The $1.7 million gain was deferred in August and recognized upon the completed registration process in December 2017. The $1.7 million gain is recorded as the joint venture has no carrying value and therefore the amounts received related to the transfer of ownership resulted in a gain.

Gain from discontinued operations of $1.9 million for the Comparable Period related to our deconsolidation of the ZZ Joint Venture.

The Company's operating loss for the Current Period was $4.6 million versus an operating loss of $8.3 million for the Comparable Period. The decrease in operating loss was primarily due to a reduction in general administrative expenses during the Current Period.

The net loss attributable to stockholders for the Current Period was $2.7 million, or $0.24 per share, versus a loss of $6.2 million, or $0.56 per share, for the Comparable Period.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on generating clean, high-value energy from low-cost and low-grade coal, biomass and municipal solid waste through its proprietary technology for conversion of these resources into a clean synthesis gas (syngas) and methane. SES’s proprietary technology enables the production of clean, low-cost power, industrial fuel gas, chemicals, fertilizers, transportation fuels, and substitute natural gas, replacing expensive natural gas-based energy. SES’s technology can also produce high-purity hydrogen for cleaner transportation fuels. SES enables greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, waste coals, biomass, and municipal solid waste feedstocks. SES: Growth With Blue Skies. For more information, please visit: www.synthesisenergy.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Although we believe that in making such forward-looking statements, our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. Among those risks, trends and uncertainties are the ability of Batchfire Resources Pty Ltd (“BFR”) and Australian Future Energy Pty Ltd (“AFE”) management to successfully grow and develop their Australian assets and operations, including Callide and Pentland; the ability of AFE and BFR to produce earnings and pay dividends; the ability of SES EnCoal Energy sp. z o. o. management to successfully grow and develop projects, assets and operations in Poland; our ability to raise additional capital; our indebtedness and the amount of cash required to service our indebtedness; our ability to develop and expand business of the Tianwo-SES Joint Venture in the joint venture territory; our ability to develop our power business unit and our other business verticals, including DRI steel, through our marketing arrangement with Midrex Technologies; our ability to successfully develop our licensing business; the ability of our project with Yima to produce earnings and pay dividends; the economic conditions of countries where we are operating; events or circumstances which result in an impairment of our assets; our ability to reduce operating costs; our ability to make distributions and repatriate earnings from our Chinese operations; our ability to maintain our listing on the NASDAQ Stock Market; our ability to successfully commercialize our technology at a larger scale and higher pressures; commodity prices, including in particular coal, natural gas, crude oil, methanol and power; the availability and terms of financing; our customers’ and/or our ability to obtain the necessary approvals and permits for future projects; our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects.  We cannot assure you that the assumptions upon which these statements are based will prove to be correct. Please refer to our latest Form 10-K available on our website at www.synthesisenergy.com.

Contact:

MDC Group
Investor Relations:
David Castaneda
Arsen Mugurdumov
414.351.9758
IR@synthesisenergy.com

Media Relations:
Susan Roush
805.624.7624
PR@synthesisenergy.com

TABLES FOLLOW

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine-Months Ended
	March 31,		March 31,
	2018	2017	2018	2017

Revenue:
Technology licensing and related services-related party	$563	$—	$883	$—
Technology licensing and related services-third party	244	22	269	27
Total revenue	807	22	1,152	27

Costs and Expenses:
Costs of sales and operating	214	20	360	22
General and administrative expenses	1,511	2,155	4,427	6,924
Stock-based expense	370	566	921	1,298
Depreciation and amortization	9	9	27	57
Total costs and expenses	2,104	2,750	5,735	8,301

Operating loss	(1,297)	(2,728)	(4,583)	(8,274)

Non-operating (income)/expense:
Equity losses of Joint Ventures	70	40	392	40
Foreign currency (gain)/ losses, net	(112)	(16)	(219)	124
Interest expense	319	—	552	—
Interest income	(21)	(3)	(31)	(11)
Gain on fair value adjustments of derivative liabilities	(34)	—	(473)	—
Other (gain)	—	—	(1,689)	—
Loss from continuing operations	(1,519)	(2,749)	(3,115)	(8,427)
Income from discontinued operations	—	—	—	1,929

Net Loss	(1,519)	(2,749)	(3,115)	(6,498)
Less: net loss attributable to noncontrolling interests	(43)	(37)	(461)	(270)
Net income/(loss) attributable to SES stockholders	$(1,476)	$(2,712)	$(2,654)	$(6,228)

Net income/(loss) attributable to SES stockholders:
From continuing operations	(1,476)	(2,712)	(2,654)	(8,166)
From discontinued operations	—	—	—	1,938
Net income/(loss) attributable to SES stockholders	$(1,476)	$(2,712)	$(2,654)	$(6,228)

Net income/(loss) per share (Basic and diluted):
From continuing operations	(0.13)	(0.24)	(0.24)	(0.72)
From discontinued operations	—	—	—	0.16
Net income/(loss) attributable to SES stockholders	$(0.13)	$(0.24)	$(0.24)	$(0.56)
Weighted average common shares
outstanding (Basic and diluted):	10,972	10,897	10,953	10,884

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Balance Sheets
(In thousands, except per share amount)

	March 31,	June 30,
	2018	2017
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$8,574	$4,988
Accounts receivable, net, related party	288	167
Accounts receivable, net, third party	125	—
Prepaid expenses and other currents assets	1,038	539
Inventory	—	42

Total current assets	10,025	5,736

Property, plant and equipment, net	14	24
Intangible asset, net	1,028	984
Investment in joint ventures	8,803	8,539
Other long-term assets	27	43

Total assets	$19,897	$15,326

LIABILITIES AND EQUITY
Current liabilities:
Accrued expenses and accounts payable	$1,519	$1,765

Total current liabilities	1,519	1,765

Senior secured debenture principal	8,000	—
Less unamortized discount and debt issuance costs	(2,707)	—
Total senior secured debenture	5,293	—

Derivative liabilities	1,617	—

Total long-term liabilities	6,910	—

Total liabilities	8,429	1,765

Commitment and contingencies (Note 13)
Stockholders’ equity:

Preferred stock, $0.01 par value- 20,000 shares authorized – no shares issued and outstanding	—	—
Common stock, $0.01 par value: 200,000 shares authorized: 10,982 shares and 10,929 shares issued and outstanding as of March 31, 2018 and June 30, 2017 respectively	110	109
Additional paid-in capital	264,729	263,809
Accumulated deficit	(255,828)	(253,174)
Accumulated other comprehensive income	3,468	4,018
Total stockholders’ equity	12,479	14,762
Noncontrolling interests in subsidiaries	(1,011)	(1,201)

Total equity	11,468	13,561

Total liabilities and equity	$19,897	$15,326
See accompanying notes to the consolidated financial statements